Exhibit 3.1

Certificate of Amendment

to

Certificate of Designation

of

Series C Convertible Preferred Stock of I-ON Digital Corp.

I-ON Digital Corp (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That the following resolutions were duly adopted by unanimous consent of the Board of Directors of the Company on February 25, 2025:

WHEREAS, I-ON Digital Corp (the “Company”) filed that certain Certificate of Designation of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) with the Delaware Secretary of State on December 15, 2023 (the “Certificate of Designation”);

WHEREAS, the Certificate of Designation contained an error in Section 6 thereof relating to the voting rights of the Series C Preferred Stock; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to amend the Certificate of Designation to correct such error;

WHEREAS, pursuant to the provisions of the DGCL and the Certificate of Incorporation of the Company, the Board has the power and authority to amend the Certificate of Designation;

RESOLVED, that Section 6 of the Certificate of Designation be and it hereby is amended to read in its entirety as follows:

6. Voting Rights. The Series C Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote at a rate of Twenty (20) votes per share of Series C Preferred Stock.

FURTHER RESOLVED, that the President, Vice President, Treasurer, Secretary and any other officer of the Company (each such person, an “Authorized Officer”) be, and each of them hereby is, authorized to execute, deliver and file the Certificate of Amendment with the Secretary of State of Delaware and to pay any fees related to such filing;

FURTHER RESOLVED, that each of the Authorized Officers be, and each of them hereby is, authorized and empowered to take all such further action and to execute, deliver and file all such further agreements, certificates, instruments and documents, in the name and on behalf of the Company, and if requested or required, under its corporate seal duly attested by the Secretary or Assistant Secretary; to pay or cause to be paid all expenses; to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions;

FURTHER RESOLVED, that in connection with the transactions contemplated in the preceding resolutions, the Secretary or the Assistant Secretary of the Company be, and hereby is, authorized in the name and on behalf of the Company, to certify any more formal or detailed resolutions as such officer may deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions; and that thereupon, such resolutions shall be deemed adopted as and for the resolutions of the Board as if set forth at length herein.

SECOND: That Section 6 of the Certificate of Designation be amended to read in its entirety as follows:

6. Voting Rights. The Series C Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote at a rate of Twenty (20) votes per share of Series C Preferred Stock.

THIRD: The aforesaid amendment to the Certificate of Designation will take effect upon the filing hereof with the Delaware Secretary of State.

FOURTH: The aforesaid amendment to the Certificate of Designation was duly adopted in accordance with the applicable provisions of Sections 151 and 242 of the DGCL.

FIFTH: All other provisions of the Certificate of Designation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 25th day of February.

I-ON Digital Corp.

By:
Name:	Carlos Montoya
Title:	Chief Executive Officer